News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G ANNOUNCES BUSINESS UNIT REALIGNMENT
Structure Evolving to Meet Changing Business Needs

CINCINNATI, May 14, 2007 - The Board of Directors of The Procter & Gamble Company (NYSE:PG) today announced some business unit realignments and associated changes to its executive management structure effective July 1, 2007.

Summary of Key Changes
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The company’s three global business units will be: Beauty Care, Global Health & Well Being, and Household Care. All units will report to Susan E. Arnold (53), currently vice chair - P&G beauty & health, who is elected president - global business units. She will continue to report to Mr. Lafley, chairman of the board and chief executive officer, and will continue to be based in Cincinnati.

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The company has also established the role of Chief Operating Officer to oversee all global operations and functions along with overall responsibility for the go-to-market operational effort. Robert A. McDonald (53), currently vice chair - global operations, is elected chief operating officer. He also will continue to report to Mr. Lafley and continue to be based in Cincinnati.

“We are making these moves to realign our business units and top leadership structure to meet the changing needs of our larger, more diverse, faster-paced global business,” said Mr. Lafley. “These changes are designed to help P&G’s businesses consistently win at both the first (in-store) and second (at-home) moments of truth with consumers.

“Our business has nearly doubled since 2000. We’ve had three major acquisitions including Clairol, Wella and Gillette. And, we have tripled the pace of our business initiatives over this same period,” said Lafley.

“It is appropriate to make these changes in response to the current realities of our business, and I look forward to continuing to lead our very talented executive team.”

Reporting to Ms. Arnold
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Dimitri Panayotopoulos (55), currently group president - global fabric care, who is elected vice chair - global household care, succeeding Mr. Byrnes. His business unit includes: fabric care, home care, family care, baby care and Duracell. He will continue to be based in Cincinnati.

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Robert A. Steele (51), currently group president - global household care who is elected vice chair - global health and well-being. His business unit includes: feminine care, personal health care, pharmaceuticals, oral care, pet care, coffee and snacks. He will continue to be based in Cincinnati.

In addition, three executives who have Beauty Care responsibilities will continue to report to Ms. Arnold. They are:
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Charles V. Bergh (49), who was previously announced as group president-global grooming, is now named group president - global personal care. His responsibilities include: skin care, grooming and shave care, cosmetics, personal cleansing, deodorants, antiperspirants and Braun. He will continue to be based in Boston.

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Christopher de Lapuente (44), currently group president - global professional and retail hair care, has been named group president - global hair care which also includes responsibility for global hair colorants. He is based in Geneva.

o	Hartwig Langer (51), president - global prestige products which includes the full range of P&G’s fine fragrance brands. He is based in Geneva.

Reporting to Mr. McDonald
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Werner Geissler (54), currently group president, CEEMEA (Central & Eastern Europe, Middle East and Africa), who is elected vice chair - global operations, reporting to and succeeding Mr. McDonald. The leaders of the market development organizations will report to Mr. Geissler including: North America, Latin America, Western Europe, CEEMEA, and Asia.

•	The executive officers of the various global functions including: Human Resources, R&D, Product Supply, Legal, External Relations, Information Technology, Marketing, and Customer Business Development.

  Others Reporting to Mr. Lafley
•	Clayton C. Daley, Jr. (55), currently chief financial officer, who is elected vice chair and chief financial officer.

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Bruce L. Byrnes (59), currently vice chair of the board - P&G household care, who has announced his intention to retire in 2008, after more than 37 years of service. Until that time, he is appointed vice chair of the board - global brand building training. In this role, Mr. Byrnes will share his expertise to further strengthen P&G’s brand building capability on a global basis.

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®.  The P&G community consists of over 135,000 employees working in over 80 countries worldwide.  Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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For other executive changes at P&G related to this announcement, including promotions, changes in assignments and retirements, please see the list that is attached to this news release.

P&G Media Contact:
Terry Loftus
+1-513-983-9736; cell +1-513-238-8852

P&G Investor Relations Contact:
Chris Peterson
+1-513-983-2414